Exhibit 10.1

Line of Credit Note

$30,000,000.00
Date: June 29,2009

Promise to Pay. On or before September 30, 2009, for value received, United Western Bancorp, Inc. (the "Borrower") promises to pay to JPMorgan Chase Bank, N.A., whose address is 1125 17th Street, Denver, CO 80202 (the "Bank") or order, in lawful money of the United States of America, the sum of Thirty Million and 00/100 Dollars ($30,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.

Interest Rate Definitions. As used in this Note, the following terms have the following respective meanings:

"Adjusted LIBOR Rate" means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

"Adjusted One Month LIBOR Rate" means, with respect to a CB Floating Rate Advance for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

"Advance" means a LIBOR Rate Advance or a CB Floating Rate Advance and "Advances" means all LIBOR Rate Advances and all CB Floating Rate Advances under this Note.

"Applicable Margin" means with respect to any CB Floating Rate Advance, 0.40% per annum and with respect to any LIBOR Rale Advance, 3.00% per annum.

"Business Day" means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Colorado and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

"CB Floating Rate" means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

"CB Floating Rate Advance" means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

"Interest Period" means, with respect to a LIBOR Rate Advance, a period of one (1) or three (3) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1) or three (3) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"LIBOR Rate" means with respect to any LIBOR Rate Advance for any Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the "Service") or any successor or substitute page of the Service, providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the "Page") to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest

Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

"LIBOR Rate Advance" means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.

"Prime Rate" means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK'S LOWEST RATE.

"Principal Payment Date" is defined in the paragraph entitled "Principal Payments" below.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Reserve Requirement" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Interest Rates. The Advance(s) evidenced by this Note may be drawn down and remain outstanding as up to five (5) LIBOR Rate Advances and/or a CB Floating Rate Advance. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each CB Floating Rate Advance at the CB Floating Rate plus the Applicable Margin and each LIBOR Rate Advance at the Adjusted LIBOR Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.

Notice and Manner of Electing Interest Rates on Advances. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower's intent to draw down an Advance under this Note no later than 2:00 p.m. Mountain time, on the date of disbursement, if the full amount of the drawn Advance is to be disbursed as a CB Floating Rate Advance and no later than 11:00 a.m. Mountain time three (3) Business Days before disbursement, if any part of such Advance is to be disbursed as a LIBOR Rate Advance. The Borrower's notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (CB Floating Rate Advance or LIBOR Rate Advance), and (d) for each LIBOR Rate Advance, the duration of the applicable Interest Period; provided, however, that the Borrower may not elect an Interest Period ending after the maturity date of this Note. Each LIBOR Rate Advance shall be in a minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00). All notices under this paragraph are irrevocable. By the Bank's close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Borrower's account with the Bank.

Conversion and Renewals. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 2:00 p.m. Mountain time, on the date of the conversion into or renewal of a CB Floating Rate Advance and 11:00 a.m. Mountain time three (3) Business Days before conversion into or renewal of a LIBOR Rate Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (CB Floating Rate Advance or LIBOR Rate Advance), and (d) in the case of renewals of or conversion into a LIBOR Rate Advance, the applicable Interest Period, provided that (i) the minimum principal amount of each LIBOR Rate Advance outstanding after a renewal or conversion shall be One Million and 00/100 Dollars ($1,000,000.00); (ii) a LIBOR Rate Advance can only be converted on the last day of the Interest Period for the Advance; and (Hi) the Borrower may not elect an Interest Period ending after the maturity date of this Note. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a LIBOR Rate Advance by 11:00 a.m. Mountain time three (3) Business Days before the end of the Interest Period for that Advance, the Advance shall automatically be converted to a CB Floating Rate Advance on the last day of the Interest Period for the Advance.

Interest Payments. Interest on the Advances shall be paid on the last day of each month beginning with the first month following disbursement of the Advance, whether the Advance is a CB Floating Rate Advance or LIBOR Rate Advance.

Principal Payments. All outstanding principal and interest is due and payable in full on September 30, 2009, which is defined herein as the "Principal Payment Date".

Default Rate of Interest. After a default has occurred under this Note, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note, shall bear interest at a per annum rate equal to the interest rate being charged on each such Advance plus three percent (3.00%) from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower's right to repay principal on any LIBOR Rate Advance before the expiration of the Interest Period for each such Advance.

Prepayment/Funding Loss Indemnification. The Borrower may prepay all or any part of any CB Floating Rate Advance at any time without premium or penalty.

The Borrower shall pay the Bank amounts sufficient (in the Bank's reasonable opinion) to compensate the Bank for any loss, cost, or expense incurred as a result of:

A.           Any payment of a LIBOR Rate Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the other Related Documents; or

B.           Any failure by the Borrower to borrow or renew a LIBOR Rate Advance on the date specified in the relevant notice from the Borrower to the Bank.

Additional Costs. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or the other Related Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any LIBOR Rate Advance or to reduce the amount of any sum receivable by the Bank on any Advance, or (d) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank's (or its controlling corporation's) capital as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall leam of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

Illegality. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Rate Advances, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Rate Advances, together with accrued interest and any other amounts payable to the Bank under this Note or the other Related Documents on account of the LIBOR Rate Advances shall be repaid (a) immediately upon the Bank's demand if such change or compliance with such requests, in the Bank's judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this Note and the other Related Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with a CB Floating Rate Advance in the same amount.

Inability to Determine Interest Rate. If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of Adjusted LIBOR Rate are not being provided, for purposes of determining the interest rate on a LIBOR Rate Advance as provided in this Note, or (b) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Rate Advances, then the Bank shall at the Bank's option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make LIBOR Rate Advances shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the LIBOR Rate Advance, provided, however, that, subject to the terms and conditions of this Note and the other Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate plus the Applicable Margin for CB Floating Rate Advances in the same amount. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall bear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Advances until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

Matters Regarding Payment. The Borrower will pay the Bank at the Bank's address shown above or at such other place as the Bank may designate. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank's right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number _______________________________ at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges; (1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose.

Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.

Credit Agreement. This Note is issued pursuant and entitled to the benefits of that certain Credit Agreement by and between the Borrower and the Bank, dated as of June 29, 2007, as amended by that certain Amendment to Credit Agreement dated as of June 30, 2008, as amended by that certain Amendment to Credit Agreement dated as of June 29, 2009 (as amended, modified, restated, and replaced from time to time, the "Credit Agreement") to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Events of Default/Acceleration. If any Event of Default (as defined in the Credit Agreement) or any other default or event of default occurs under any of the Related Documents, then this Note shall become due immediately, without notice, at the Bank's option, and each Borrower hereby waives notice of intent to accelerate maturity of this Note and notice of acceleration of this Note and may exercise any remedies provided by the Credit Agreement and/or other Related Documents., and

Renewal and Extension. This Note is given in replacement,: renewal and/or extension of, but not in extinguishment of the indebtedness evidenced by, that Line of Credit Note dated June 30, 2008 executed by the Borrower in the original principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00), including previous renewals or modifications thereof, if any (the "Prior Note" and together with all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with the Prior Note, the "Prior Related Documents"), and is not a novation thereof. All interest evidenced by the Prior Note shall continue to be due and payable until paid. The Borrower fully, finally, and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents, and representatives (each a "Bank Party") from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, of the Borrower, whether now known or unknown to the Borrower (i) in respect of the Liabilities evidenced by the Prior Note and the Prior Related Documents, or of the actions or omissions of any Bank Party in any manner related to the Liabilities evidenced by the Prior Note or the Prior Related Documents and (ii) arising from events occurring prior to the date of this Note. If applicable, all Collateral continues to secure the payment of this Note and the Liabilities. The provisions of this Note are effective on the date that this Note has been executed by all of the signers and delivered to the Bank.

Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note.

Borrower:

Address:	700 17th Street, Suite 2100	United Western Bancorp, Inc.
Denver, CO 80202
		By:	/s/ Benjamin C. Hirsh
			Benjamin C. Hirsh	CAO
			Printed Name	Title

		Date	Signed:	6-23-09